                                                                   EXHIBIT 10.22


                           RETAINED SERVICE AGREEMENT

This RETAINED SERVICE AGREEMENT ("Agreement") is made and entered into as of the 15th day of November, 1999 and between Beverly Hills Limited ("BLTD"), a Utah corporation located at 16 N. Ft. Harrison, Clearwater, FL 33755 and Millennium Media, LTD ("Millennium") and pertains to services which Customer has requested Millennium Media, LTD to perform in consideration of the mutual promises contained herein, the parties agree as follows:

1. Services of Millennium: BLTD hereby retains Millennium to perform the following services as an independent contractor and Millennium hereby agrees to act as such independent contractor and shall act as a "consultant" and "ad agency" to perform the following services for the benefit of BLTD.

      (i) Provide four color advertising according to the following schedule in the domestic airline magazines, that is supplied to inflights to respective passengers and also PC World and Forbes, FYI.

      (ii) Act as intermediary in between the airline carrier's magazine editors/publishers and in the favor of BLTD.

      (iii) Answering questions about and explaining the deadlines and commitments for ad content.

      (iv) Use due diligence to assist in consultation to improve the ad content and the ultimate overall success of the airline ad campaign.

      (v) Millennium shall perform such other acts consistent with this Agreement as may be requested by BLTD with respect to the content of this Agreement.

2. Compensation: As compensation for Millennium's services hereunder, BLTD agrees to pay to Millennium a fee of 600,000 shares of BLTD restricted common stock. The certificate evidencing said shares shall be issued and delivered to Millennium within thirty (30) days from the date hereof. BLTD intends to become a reporting company, and that appropriate registrations will be filed so as to enable successive blocks of said shares to become non-restricted according to the following schedule.

        85,000 shares    Upon the first registration of BLTD shares.
        85,000 shares    90 days following the first registration of BLTD shares.
        65,000 shares    180 days following the first registration of BLTD shares.
        65,000 shares    180 days following the first registration of BLTD shares.
       300,000 shares    On or before December 31, 2000.

      The company will utilize its best efforts to fulfill the requirements for it to become a reporting company and complete the appropriate registrations in time to enable the shares to become non-restricted in accordance with the above schedule but can make no guarantee in those regards. We will utilize our best effort to issue all 600,000 shares within sixty (60) days from the date on which we receive a countersigned copy of this letter and the signed Investment Letter. If, after the issuance of the shares, the conditions stated in (2) above cannot be met with respect to all or any portion of the shares, those shares shall be surrendered back to BLTD in exchange for the equivalent cash payment (determined per Attachment A on a media consumed basis).

      BLTD retains the right to terminate the agreement by written notice if for any reason it is unable to make payment in conforming stock, or to cause the stock to become non-restricted in accordance with the quarter-annual schedule. In such event BLTD will be responsible to make payment in cash for all magazine media consumed and other services received (per Attachment A) up to that point in time, but will have no other or further liability or responsibility. Subject to ninety (90) days notice of cancellation, BLTD has the option of using the magazine media advertising immediately upon signature of this Agreement.

3. In such event, BLTD shall be entitled to a return of, and Millennium shall surrender to BLTD, the unearned portion of the 600,000 corresponding to the unreceived advertising, according to the values set forth in the table contained in Paragraph 2 of this Agreement at the rate of 1 share for every $4.00 of the unreceived advertising. Millennium shall surrender its stock certificate for cancellation and for reissuance of the earned portion of the shares, and BLTD shall be entitled to place a stop order on the transfer of the shares pending Millennium's compliance.

4. Performance: Millennium shall follow all directions of BLTD, pertaining to and limited to services defined as consulting below, during normal business hours and shall use its best efforts and diligence in performing its duties hereunder.

            The schedule is preemptable for two reasons: 1 Availability, 2 Clearances denied by any publisher for content or conflict reason. Preemptions will be made good in the dollar amount and with the same publications or in the event of a conflict with a product, another publication of similar quality on this list. The entire schedule must be run over 24 months from the time this contract has been signed.

                           RETAINED SERVICE AGREEMENT


                  (ii) BLTD will supply on or before January 25, 2000 1/3 vertical, 1/3 square, and 1/2 horizontal ads on disks with laser proof, or film with cromeline proof. Size specifications will be given to BLTD. This advertising is to commence March 1, 2000.

                  (iii) BLTD may substitute new ads as they desire with standard closing dates of magazine schedules as published in SRDS. There is no problem changing the ads monthly if desired or the different categories of BLTD products and services.

                  (iv) Attached are Exhibit A of rates for 1/2 and 1/3 pages. Millennium agrees to provide 2.4 million dollars of media payable at $4.00 per share under the proposed registration formula. Millennium will bill monthly upon receipt of tearsheets as well as supply three copies of each magazine to BLTD. More copies are available for specific promotions, should they desire.

         5. Time of Performance: Millennium shall arrive at the site of BLTD, if necessary, to counsel on ad concepts, and will make every reasonable attempt to arrive in a timely manner to conduct these services. Millennium will also conduct these consulting services over the phone, if possible.

         6. Independent Contractor: The parties agree that Millennium is and shall act as an independent contractor and not as an agent or employee of BLTD.

         7. Responsibility of Millennium: Millennium will be responsible to BLTD to insure that the ad placement has been made in the airline magazine according to the agreed upon terms. Millennium will not be held responsible for any problem that arises as a result of their advice or consulting. Millennium offers this advice as a final product and any advice or consulting acted upon by BLTD is acted upon by BLTD at their own will and discretion and with the full awareness that Millennium is in no way liable or responsible for actions resultant from said advice or consulting.

         8. Force Majeure: If Millennium is unable to perform due to any act of God, strike, termination of airline or publication, or any other act that is out of the control of Millennium, BLTD shall allow Millennium sixty (60) days to remedy such situation. If remedy of this nature should be necessary, it shall be on a basis that is acceptable to both parties. If remedy cannot be found then the amount due for that element shall be deducted for that month.

         9. Assignment: This Agreement is for the unique services of between BLTD and Millennium and may not be reassigned by either party without the express written permission of the other.

         10. Termination: In the event of a material breach of this Agreement by Millennium, which is not cured within thirty (30) days after written notice thereof is received from BLTD, this Agreement shall, at BLTD'S option, be deemed terminated as of the expirations of said thirty (30) day period. In such event BLTD shall be entitled to a return of, and Millennium shall surrender to BLTD, the unearned portion of the 600,000 shares corresponding to the unreceived advertising, based upon the values set forth in the table contained in Paragraph 2 of this Agreement (1 share to be surrendered for every $4.00 of the unreceived advertising). Millennium shall surrender its stock certificate for cancellation and for reissuance of the earned portion of the shares, and BLTD shall be entitled to place a stop order on the transfer of the shares pending Millennium's compliance. Except as stated herein, this Agreement shall not be subject to termination by either party.

         11. Modifications: This Agreement shall not be modified or modifiable except in a writing signed by both of the parties hereto, by their appropriate officers thereunto duly authorized.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

         "Millennium Media, LTD"

         By:   /s/ [ILLEGIBLE]              Date:   11/15/99
            -----------------------------        ------------------------------

         Title:  resident agent             Print Name:  [ILLEGIBLE]
               --------------------------              ------------------------

         "Beverly Hills Limited" a Florida Corporation

         By:   /s/ MARC S. BARHONOVICH      Date:   11/15/99
            -----------------------------        ------------------------------

         Title:      CEO                    Print Name:  MARC S. BARHONOVICH
               --------------------------              ------------------------

                                                                      EXHIBIT A



                        GLOBAL GOLF MAGAZINE MEDIA PLAN
                           FOR BEVERLY HILLS LIMITED


--------------------------------------------------------------------------------


                         MARKET                      2000 1/2 PG       2000 1/3 PG                1/2 PG            1/3 PG
MAGAZINE                 SHARE        CIRCULATION     SRDS RATE         SRDS RATE    QUANTITY      TOTAL             TOTAL
--------                 ------       -----------   -------------     -------------  --------  -------------     -------------
American                  16%           697,000     $   27,300.00                       12     $  327,600.00

Delta                     16%           515,000     $   28,160.00     $   21,110.00     12     $  337,920.00     $  253,320.00

United                    14%           530,000     $   28,160.00     $   21,110.00     12     $  337,920.00     $  253,320.00

Northwest/Alaska          13%           435,000     $   22,150.00     $   16,055.00     15     $  332,250.00     $  240,825.00

Continental/TWA           12%           580,000     $   28,250.00     $   18,835.00     15     $  423,750.00     $  282,525.00

Southwest                 12%           343,000     $   10,721.00                       12     $  128,652.00

US Airways                12%           480,000     $   26,800.00     $   16,070.00     12     $  321,600.00     $  192,840.00

PC World                              1,250,000     $   41,995.00     $   32,305.00      7     $  293,965.00     $  226,135.00

Forbes                                  850,000     $   41,780.00     $   26,910.00      5     $  208,900.00     $  134,550.00

Forbes FYI                              785,000     $   21,310.00     $   13,730.00      5     $  106,550.00     $   68,650.00
                                      ---------     -------------     -------------            -------------     -------------
      TOTALS                          6,465,000     $  276,626.00     $  166,125.00            $2,819,107.00     $1,652,165.00
                                      =========     =============     =============            =============     =============



                      MEDIA OF 2,400,000 WILL BE SUPPLIED